EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Monmouth Real Estate Investment Corporation:

We consent to incorporation by reference in the registration statement on Form S-8, pertaining to the Monmouth Real Estate Investment Corporation 2007 Stock Option Plan, of our report dated March 14, 2007, relating to the consolidated balance sheets of Monmouth Capital Corporation and subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years ended December 31, 2006, 2005 and 2004, which report appears in the December 31, 2006 Annual Report on Form 10-K/A of Monmouth Capital Corporation which is incorporated by reference in the Current Report on Form 8-K/A of Monmouth Real Estate Investment Corporation, filed on September 26, 2007.

/s/ Cowan Gunteski& Co., P.A.

Cowan Gunteski & Co., P.A

Toms River, NJ

October 24, 2007